UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 5, 2018

Rent-A-Center, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38047	45-0491516
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

5501 Headquarters Drive

Plano, Texas 75024

(Address of principal executive offices, including zip code)

(972) 801-1100

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 5, 2018, Rent-A-Center, Inc. (the “Company”) entered into a cooperation agreement (the “Cooperation Agreement”) with Engaged Capital Flagship Master Fund, LP, Engaged Capital Co-Invest V, LP, Engaged Capital Co-Invest V-A, LP, Engaged Capital Flagship Fund, LP, Engaged Capital Flagship Fund, Ltd., Engaged Capital, LLC, Engaged Capital Holdings, LLC and Glenn W. Welling (such Engaged entities and Mr. Welling collectively referred to as the “Engaged Group”). As of the date of the Cooperation Agreement, the Engaged Group is deemed to beneficially own approximately 16.9% of the issued and outstanding common stock (the “Common Stock”) of the Company.

The Cooperation Agreement provides, among other things, that the Company will nominate for election at the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) one new independent director to be proposed by the Engaged Group. That individual will replace the nomination of Rishi Garg, a current member of the Company’s Board of Directors (the “Board”), who has informed the Company that he does not intend to stand for re-election at the 2018 Annual Meeting. In addition, the Engaged Group has agreed to support the election of J.V. Lentell and Michael J. Gade, members of the Board whose terms will expire at the 2018 Annual Meeting and who have recently informed the Company of their intent to stand for re-election.

Pursuant to the Cooperation Agreement, each member of the Engaged Group agreed that, except as expressly provided for in the Cooperation Agreement, it will not (i) nominate or recommend for nomination any person for election to the Board at the 2018 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2018 Annual Meeting, (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2018 Annual Meeting or (iv) publicly or privately encourage or support any other stockholder of the Company to take any such actions.

In addition, subject to certain exceptions, the Engaged Group agreed to appear in person or by proxy at the 2018 Annual Meeting and any special meeting that may be held prior to the termination of the Cooperation Agreement and to vote all of the voting securities it beneficially owns (i) in favor of the Company’s nominees to the Board, (ii) against any nominees for director not recommended by the Board, (iii) against any proposals to remove any director and (iv) in accordance with the Board’s recommendation with respect to any stockholder proposals or other business presented at such meeting.

The Cooperation Agreement also provides that, prior to the 2018 Annual Meeting, the Board will be composed of six directors, but may, following the 2018 Annual Meeting, be expanded to seven directors during the remaining term of the Cooperation Agreement (in which case nominees for the seventh director seat would be proposed by the Engaged Group). The Engaged Group has also agreed to vote all of the shares of Common Stock it beneficially owns in favor of the Company’s previously announced proposal to declassify the Board which, if approved, will result in all directors standing for election on an annual basis. The Company has also agreed to terminate its stockholder rights plan no later than February 28, 2018.

In addition, under the terms of the Cooperation Agreement, the Company has agreed to reimburse the Engaged Group for its reasonable and documented out-of-pocket expenses previously incurred by the Engaged Group directly in connection with its investment in the Company.

The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text of the Cooperation Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Board’s approval of the Cooperation Agreement, Rishi Garg, a current member of Board, confirmed his intent not to stand for re-election at the 2018 Annual Meeting. Mr. Garg’s decision not to stand for re-election was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Garg is currently a member of the Company’s Audit Committee and Nominating and Corporate Governance Committee.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Cooperation Agreement, dated February 5, 2018, by and among Rent-A-Center, Inc., Engaged Capital Flagship Master Fund, LP, Engaged Capital Co-Invest V, LP, Engaged Capital Co-Invest V-A, LP, Engaged Capital Flagship Fund, LP, Engaged Capital Flagship Fund, Ltd., Engaged Capital, LLC, Engaged Capital Holdings, LLC and Glenn W. Welling

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

Date: February 7, 2018	By:	/s/ Dawn M. Wolverton
Dawn M. Wolverton Vice President — Assistant General Counsel and Secretary